Exhibit 21

Subsidiaries of Registrant

Jurisdiction

73 Medical Building, LLC	Connecticut
Cypresswood Investments, L.P	Georgia
Riverdale Realty, L.L.C.	Georgia
Sheffield Properties, L.L.C.	Georgia